EXHIBIT 10.49
                                LICENSE AGREEMENT


         THIS LICENSE AGREEMENT is made and entered into this 23rd day of August, 1999 between THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL having an address at CB #4105, 308 Bynum Hall, Chapel Hill, N.C. (hereinafter referred to as University) and Renaissance Cell Technologies, Inc., a corporation organized and existing under the laws of Delaware and having an address at P.O. Box 14287, Research Triangle Park, NC 27709 (hereinafter referred to as Licensee).

                               W I T N E S S E T H

         WHEREAS, University owns and controls inventions known as[*], and [*] (hereafter jointly, "Bioreactor Inventions");

         WHEREAS, University owns and controls inventions known as [*] (hereafter "Progenitor Inventions"),(hereafter Bioreactor Inventions and Progenitor Inventions may be referred to jointly as "Inventions");

         WHEREAS, the Bioreactor Inventions were developed by Dr. Jeffrey Macdonald and the Progenitor Inventions were developed by Dr. Lola Reid et. al. (hereafter, "Inventors"), of the University in part under the Sponsored Research Agreement between the parties dated July 1, 1997 (the "Sponsored Research Agreement"); and

         WHEREAS, Licensee was granted an option to license any inventions that resulted from the Sponsored Research Agreement, and exercised that option with respect to the Inventions on December 7, 1998; and

         WHEREAS, University desires to facilitate a timely transfer of its information and technology concerning the Inventions for the ultimate benefit of the public and this transfer is best accomplished by the grant of this license;

         NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1.  Definitions

         1.1 "Sponsored University Technology" means any unpublished research and development information, unpatented inventions, know-how, and technical data in the possession of the University prior to the effective date of this Agreement or which comes into the possession of University resulting from research conducted by the inventors of the Patent Rights as a result of, and during the term of the Sponsored Research Agreement which relates to and is necessary for the practice of the Inventions and Improvements and which University has the right to provide to Licensee.


         [ * ] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

         l.2 "Licensed Products" means any method, procedure, product, service, or component part thereof whose manufacture or sale includes any use of University Technology or Patent Rights.

         1.3 "Patent Rights" means any U.S. patents and/or patent applications covering the Inventions and Improvements owned or controlled by University prior to or during the term of this Agreement and which University has the right to provide to Licensee, as well as any continuations, continuations in part, divisionals, provisionals, continued prosecution applications, or reissues thereof, and any foreign counterpart of any of the foregoing.

         1.4 "Net Sales Price" means the invoiced sales price of Licensed Products, less the following sums actually paid or credited by Licensee as shall be detailed in Licensee's reports made pursuant to Paragraph 3.3 of this
Agreement: (a) sales taxes or other taxes separately stated on the invoice, (b) shipping and insurance charges and (c) quantity, trade or cash discounts allowed in amounts customary in the trade.

         1.5 "Net Sales" means the total Net Sales Price of Licensed Products, after deducting actual allowances for returned or defective goods. Licensed Products will be considered sold when billed out, or when delivered or paid for before delivery, whichever first occurs.

         1.6  "Licensed Territory" means the entire world.

         1.7 "Licensed Field" means, and is limited to, the practice of the Inventions for all uses and fields.

         1.8 "IDE" means Investigational Device Exemption Application or its foreign equivalent thereto filed on a Licensed Product.

         1.9 "IND" means Investigational Exemption for New Drug Application or its foreign equivalent thereto filed on a Licensed Product.

         1.10 "PMA" means Premarket Approval Application or its foreign equivalent thereto filed on a Licensed Product.

         1.11 "PLA" means a Product License Application or its foreign equivalent thereto filed on a Licensed Product.

         1.12 "NDA" means a New Drug Application or its foreign equivalent thereto filed on a Licensed Product.

         1.13 "Affiliate" means any person or entity which directly or indirectly owns or controls 50% or more of the outstanding voting securities of Licensee or any corporation or other business entity of which 50% or more of the outstanding voting securities or other ownership interests are owned or controlled, directly or indirectly, by Licensee.

         1.14 "Non-Sponsored University Technology" means any unpublished research and development information, unpatented inventions, know-how, and technical data in the possession of the University prior to the effective date of this Agreement or which comes into the possession of University during the term of this Agreement which relates to and is necessary for the practice of the Inventions and which University has the right to provide to Licensee. (Hereafter Non-Sponsored University Technology and Sponsored University Technology may be referred to jointly as "University Technology".)

         1.15 "Sales Year" shall mean as to a specific Licensed Product, the period beginning on the date of first commercial sale of that Licensed Product and extending for twelve months thereafter, and each successive twelve-month period for the life of this Agreement.

         1.16 "Improvements" shall mean any improvements or inventions made subsequent to the date of this License Agreement for the identification, isolation, cryopreservation, purification, expansion, or culture of hepatic progenitor cells and their use for treating liver failure and liver dysfunction, and which result from the Sponsored Research Agreement. Improvements or modifications to the Inventions that are included in the issued patents or patent applications covering the Inventions shall not be considered Improvements.

2.  Grant of License and Term

         2.1 University grants to Licensee in the Licensed Territory an exclusive right and license to use Sponsored University Technology in the Licensed Field, subject to University's reservation of rights under paragraph
9.1. For purposes of this paragraph, "exclusive" means that University will not knowingly license any other third party the rights to such Sponsored University Technology. University also grants to Licensee in the Licensed Territory a non-exclusive right and license to use Non-Sponsored University Technology, in the Licensed Field. Each license granted in this paragraph 2.1 is subject to all the terms and conditions of this Agreement. Licensee may grant, subject to University prior written approval, which approval shall not be unreasonably withheld, sublicenses of its rights under this paragraph 2.1.

         2.2 University grants to Licensee to the extent of the Licensed Territory, an exclusive license, with the right to grant sublicenses, under the Patent Rights and the right to make, use and sell Licensed Products in the Licensed Field, upon the terms and conditions set forth herein. Licensee may grant, subject to University prior written approval, which approval shall not be unreasonably withheld, sublicenses of its rights under this paragraph.

         2.3 Any license granted herein is for a term beginning on the date of execution of this Agreement and, unless terminated sooner as herein provided, ending at the expiration of the last to expire patent included in the Patent Rights, or if no patents mature from said Patent Rights, such license shall terminate 15 years from the date of its commencement, at which time Licensee's license to use the Sponsored University Technology shall be fully-paid.

         2.4 Licensee agrees not to use University Technology and Patent Rights for any purpose other than that set forth in Paragraphs 2.1 and 2.2 without the prior written consent of University. Licensee shall not disclose any unpublished University Technology or patent applications included in Patent Rights furnished by University pursuant to Paragraph 2.1 and 2.2 above to third parties during the term of this Agreement or any time thereafter, provided, however, that disclosure may be made of any such patent applications and University Technology at any time:

(1) with the prior written consent of University, or (2) after the same shall have become public through no fault of Licensee. Licensee shall use the same standard of care to protect University Technology and University patent applications as it uses to protect its own confidential information, and shall limit disclosure of such information to those of its employees who have an actual need to know and who have a written obligation to protect the confidentiality of such information which is substantially the same as the agreement contained herein. Notwithstanding other provisions of this Paragraph
2.4 to the contrary, Licensee may disclose to its Affiliates, consultants, collaborators, potential collaborators or other third parties to be engaged by Licensee in the development or commercialization of Licensed Products, the University Technology and patent applications without prior written consent of University, only if those parties have signed confidentiality agreements with Licensee on terms which are substantially the same as those contained in this Paragraph 2.4. Licensee will promptly forward to University copies of all such agreements.

         2.5 The provisions of Paragraph 2.4 shall remain in effect for a period of five years beyond the termination of this Agreement.

         2.6 Notwithstanding the foregoing, any and all licenses granted hereunder are subject to the rights of the United States Government if any which arise out of its sponsorship of the research which led to the Inventions.

         2.7 Pursuant to Paragraph 2.2 above, Improvements shall in each case be incorporated in this Agreement by way of separate letter amendment to this Agreement signed by authorized representatives of both parties.

3.  License Fee, Milestone Payments and Royalties

         3.1      (a)      Licensee shall pay to University a license issue fee
for the Progenitor Inventions in the amount of [             *               ]
dollars ($[      *      ]) for [       *         ] and [    *     ] dollars ($[
     *         ]) for [      *         ], and for the Bioreactor Inventions in
the amount of [  *   ] dollars ($[       *         ]) for a total license issue
fee of [           *              ] dollars ($[      *          ]), payable
within thirty (30) days of execution of this Agreement. Licensee further agrees
to pay University a [       *           ] dollar ($[      *          ]) license
fee for each Improvement licensed hereunder, payable within thirty (30) days of execution of a letter amendment pursuant to Paragraph 2.7 above.

                  (b) Licensee will also reimburse the University for all past and future costs (including attorney's fees) arising out of the patenting of the Inventions pursuant to Article 10 of this Agreement to the extent not paid by Licensee prior to the date of this Agreement. Reimbursement of patenting costs shall be due upon monthly billings from University.

                  (c) Licensee shall pay to University the following milestone payments within thirty (30) days after each milestone is achieved.


      [ * ] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

                  With respect to Licensed Products incorporating or otherwise using the Bioreactor Inventions:

                           (i) $[       *       ] per product for the initial
                           IDE or equivalent approval;

                           (ii) $[       *      ] per product at the initiation
                           of the initial Phase III clinical trials or its equivalent;

                           (iii) $[       *     ] per product for the initial
                           PMA, PLA or equivalent approval in the first country where such approval is received.

                  With respect to Licensed Products incorporating or otherwise using the Progenitor Inventions:

                           (i) $[       *      ] per product for the initial
                           IND or equivalent approval;

                           (ii) $[      *       ] per product at the initiation
                           of the initial Phase III clinical trials or its equivalent;

                           (iii) $[       *        ] per product for the initial
                           PMA, PLA or its equivalent approval in the first country where such approval is received.

                  With respect to this Section 3.1 only, different indications for native hepatic progenitor cells are not separate products.

                  (d) If an IND or equivalent filing for a Licensed Product includes one or more Improvements that are covered by a valid claim of a US patent(s) included in the Patent Rights, then an additional license payment of [ * ] dollars ($[ * ]) for each Improvement included in that Licensed Product shall be immediately payable to University. If the US patent on an Improvement has not issued when the IND or equivalent filing for the Licensed Product including such Improvement is made, then the payment will be owed upon issuance of such US patent. For example, if an IND is filed for a Licensed Product that includes two patented Improvements, then a [ * ] dollar ($[ * ]) license payment will be made to University, and no subsequent [ * ] dollar license payments shall be owed for subsequent IND filings of other Licensed Products that include the aforementioned two Improvements.

         The license issue fee, the reimbursement of patenting costs and the milestone payments shall all be non-refundable and shall not be a credit against any other amounts due hereunder except as may be provided for elsewhere in this Agreement.

         3.2 Beginning on the effective date of this Agreement and continuing for the life of this Agreement, Licensee will pay University a running royalty of all Net Sales of the Licensed Product(s). Subject to Section 5.3, the royalty rate will be [ * ]% of the first $[ * ] of annual Net Sales of a Licensed Product; [ * ]% of the portion of annual

      [ * ] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

Net Sales between $[      *       ] and $[        *        ];  and [  *   ]% of
the portion of annual Net Sales in excess of $[      *       ].

         This schedule will be applied separately for Net Sales of Licensed Products based on each of the Progenitor Inventions and Bioreactor Inventions. However, if a Licensed Product consists of the Progenitor Inventions and either a Bioreactor Invention or a component or service that does not bear a royalty, the term "Net Sales" for purposes of determining the royalties payable with respect to each Invention shall mean that portion of the invoiced price of the Licensed Product represented by or attributable to such Invention on the invoice, or the cost of goods sold, if the invoiced price is not separately available for each Invention. For example, if a Licensed Product consists of a bioartificial liver device, and the Progenitor Inventions contributes 50% of the value of such product, and the Bioreactor Invention contributes 25% of the value, the royalties for each Invention shall be calculated based on 50% of the Net Sales of such Licensed Product and 25% of such Net Sales, respectively.

         3.3 Licensee agrees to make semi-annual written reports to University within 30 days after the first days of each January and July during the life of this Agreement and as of such dates, stating in each such report the number, description, and aggregate Net Selling Prices of Licensed Products sold or otherwise disposed of during the preceding six calendar months and upon which royalty is payable as provided in Article 3.2 hereof. The first such report shall include all such Licensed Products so sold or otherwise disposed of prior to the date of such report. Until Licensee has achieved a first commercial sale of a Licensed Product a report shall be submitted by Licensee at the end of each January and July after the effective date of this Agreement and will include a full written report describing Licensee's technical and other efforts made towards such first commercial sale for all Licensed Products under development. To the extent permitted by the NC Public Records Act, N.C.G.S. Ch. 132A, University agrees to keep all such reports confidential.

         3.4 Concurrently with the making of each such report, Licensee shall pay to the University royalties at the rate specified in Article 3.2 of this Agreement on the Licensed Products included therein.

         3.5 If in any Sales Year for a Licensed Product based on each of the Progenitor Inventions and Bioreactor Inventions, during the term of this Agreement, total amounts payable under Paragraph 3.2 hereof are less than the minimum amount indicated in the Schedule below corresponding to such Sales Year, Licensee shall pay the University within thirty (30) days after the end of such Sales Year, the difference between the amounts payable for such calendar year and said minimum amount.


      [ * ] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

                                    SCHEDULE

Date of First                                                               Minimum Amounts
-------------                                                               ---------------
Commercial Sale or Use (X)                                 Progenitor Inventions    Bioreactor Inventions
--------------------------                                 ---------------------    ---------------------
     X                                                        $[      *      ]      $[      *      ]
     X+12 months and X+24 months                              $[      *      ]      $[      *      ]
     X+36 months and all subsequent                           $[      *      ]      $[      *      ]
          12-month periods

         As an example, if the first commercial sale of a Licensed Product based on the Progenitor Inventions occurs June 1, 2003, then the minimum annual
royalty obligation of $[  *   ] would be owed for the Sales Year commencing June
1, 2004.

         3.6 Should this Agreement terminate or expire during a Sales Year, the minimum royalty under paragraph 3.5 for such portion of a year shall be determined by multiplying the minimum royalty set forth in said paragraph for the Sales Year in which this Agreement terminates or expires, by a fraction, the numerator of which shall be the number of days during such Sales Year for which this agreement shall be in effect and the denominator of which shall be 365.

         3.7 In the event of default in payment of any payment owing to University under the terms of this Agreement, and if it becomes necessary for University to undertake legal action to collect said payment, Licensee shall pay all legal fees and costs incurred by University in connection with a proceeding resulting in a judgement in favor of University.

         3.8 If Licensee has not practiced the Inventions during the calendar year which precedes April of the year 2013 to the extent of generating earned royalties under paragraph 3.2 of this Agreement in the amount of $[ * ], Licensee shall furnish University with an explanation for the failure. If, after consultation with Licensee, University determines in its sole opinion that Licensee has not provided a reasonable explanation for the failure, University may, by written notice to Licensee, terminate this Agreement.

         3.9 In partial consideration of the license granted under paragraph 2.2 of this Agreement, Licensee shall issue to University 12,500 shares of fully vested Common Stock of Licensee within thirty (30) days of execution of this Agreement.

         3.10 The transfer of Common Stock pursuant to Section 3.9 of this Agreement is made with the University in reliance upon the University's representation to the Licensee, which the University hereby confirms by execution of this Agreement, except to the extent the University distributes part of its Common Stock to the Inventors pursuant to University policy (which does not require the Inventors to pay any consideration to the University for such Common Stock), that the Common Stock to be received by the University (the "Securities") will be acquired for investment for University's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the University has no present intention of selling, granting any participation in, or otherwise distributing the same, except to the University

      [ * ] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

of North Carolina Foundation, Inc., for purposes of holding the Securities. By executing this Agreement, the University further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Securities.

         3.11 The University has received all the information that it considers necessary or appropriate for deciding whether to purchase the Securities. The University further represents that it has had sufficient opportunity to ask questions and receive answers from the Licensee regarding the terms and conditions of the offering of the Securities.

         3.12 The University acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

         3.13 The University and the Inventors understand that the Securities are characterized as "restricted securities" under the federal securities laws in as much as they are being acquired from Licensee in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this regard, the University and the Inventors each represent that it is familiar with SEC Rule 144, as currently in effect, and understands the resale limitations imposed thereby and by the Act.

4.  Diligence Requirement

         4.1 Licensee shall use its best efforts to proceed diligently with the manufacture and sale of Licensed Products and shall earnestly and diligently offer and continue to offer for sale such Licensed Products, both under reasonable conditions, during the period of this Agreement.

         4.2 In particular, Licensee or its sublicensees, shall meet the following performance milestones. If Licensee fails to achieve these milestones, Licensee shall furnish University with an explanation for the failure. If, after consultation with Licensee, University determines in its sole opinion that Licensee has not provided reasonable explanation for the failure, University may terminate this Agreement or convert it to a non-exclusive license, at University's sole option.

                  (a) Licensee agrees to extend the Sponsored Research Agreement for an additional year beyond July 1, 2000 by providing an additional $[ * ] in research funding to the laboratory of Dr. Lola Reid at University. Payments shall be made beginning July 1, 2000.

                  (b) With respect to the Bioreactor Inventions:

                           (i)      [            *            .]

                           (ii)     [            *            .]

                           (iii)    [            *            .]

      [ * ] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

                  (c) With respect to the Progenitor Inventions:

                           (i)      [            *            .]

                           (ii)     [            *            .]

                           (iii)    [            *            .]

5.  Sublicenses

         5.1 Subject to this Article 5, Licensee may grant sublicenses of its rights under Paragraphs 2.1 and 2.2 above.

         5.2 Any sublicense granted pursuant to this Article shall be in accordance with the terms and conditions of this Agreement. Licensee shall provide University with a copy of all sublicense agreements within thirty (30) days of execution.

         5.3 University shall receive royalties on both sublicensee Net Sales of Licensed Products and any other license income received by Licensee from any sublicensees, as if they were Net Sales made by Licensee subject to Paragraph 3.2; provided, however, that the royalty paid to University will not exceed
[ * ]% of the royalty received by Licensee from its sublicensee, subject to a minimum royalty paid to University of [ * ]% of sublicensee annual Net Sales; and provided, further, that the term "license income" excludes amounts received by Licensee which constitute (i) payments made, at fair market value in arms-length transactions, for the performance of research or development activities to the extent that such payments are specifically allocated to develop Licensed Products and reflect overhead rates that are customary in the biotechnology industry, (ii) payments to Licensee for the manufacture of the Licensed Products, (iii) payments to Licensee for the performance by Licensee of consulting or other services related to the development of Licensed Products, such as the conduct of preclinical and clinical studies of the Licensed Products; and (iv) payments made at fair market value in arms-length transactions representing equity investments in Licensee or the proceeds of debt instruments; (v) payments representing reimbursement of expenses, such as for patent costs and fees.

         5.4 Licensee shall pay to University, within thirty (30) days of receipt from sublicensee, all royalty or other payments due to University under Paragraph 5.3.

6. Cancellation by University

         6.1 It is expressly agreed that, notwithstanding the provisions of any other paragraph of this contract, if Licensee should fail to deliver to University any royalty at the time or times that the same should be due to University or if Licensee should in any material respect violate or fail to keep or perform any covenant, condition, or undertaking of this Agreement on its part to be kept or performed hereunder, then and in such event University shall have the right to cancel and terminate this Agreement, and the license herein provided for, by written notice to Licensee if

      [ * ] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

Licensee has failed to cure any such breach within 30 days of receipt of written notice from University describing such breach. Licensee's right to cure a breach during the cure periods specified above will apply only to the first two breaches occurring within any twenty-four month period and properly noticed under terms of this Agreement, regardless of the nature of those breaches. Any subsequent material breach by Licensee will entitle University to terminate this Agreement upon proper notice.

         6.2 Alternatively, should Licensee be in breach or default as set forth above, and should University be in a position where it could rightfully terminate this Agreement, then in its sole discretion, University may convert this exclusive license to a non-exclusive license upon giving notice of such decision to Licensee.

         6.3 If Licensee should enter into a composition with or assignment for the benefit of its creditors, then in such event University shall have the right to cancel and terminate this Agreement, and the license herein provided for, by written notice to Licensee.

         6.4 Any termination or cancellation under any provision of this Agreement shall not relieve Licensee of its obligation to pay any royalty or other fees (including attorney's fees pursuant to Article 3.1 hereof) due or owing at the time of such cancellation or termination.

         6.5 In the event of termination under the provisions of Article 6.1 all sublicenses of Patent Rights and/or University Technology will be assigned to University, and Licensee will have no further obligations to University with respect to such sublicenses.

7.  Disposition of Licensed Products On Hand Upon Cancellation or Termination

         7.1 Upon cancellation of this Agreement or upon termination in whole or in part, Licensee shall provide University with a written inventory of all University Technology and Licensed Products in process of manufacture, in use or in stock. Except with respect to termination pursuant to Paragraph 6.1, Licensee shall have the privilege of disposing of the inventory of such Licensed Products within a period of one hundred and eighty (180) days of such termination upon conditions most favorable to University that Licensee can reasonably obtain. Licensee will also have the right to complete performance of all contracts requiring use of the University Technology, Patent Rights (except in the case of termination pursuant to Paragraph 6.1) or Licensed Products within and beyond said 180-day period provided that the remaining term of any such contract does not exceed one year. All Licensed Products which are not disposed of as provided above shall be delivered to University or otherwise disposed of, in University's sole discretion, and at Licensee's sole expense.

8.  Use of University's Name

         8.1 The use of the name of University, or any contraction thereof, in any manner in connection with the exercise of this license is expressly prohibited except with prior written consent of University, and except that Licensee may state that it holds an exclusive license with the University with respect to the Inventions and that the Inventions were the result of research sponsored by Licensee, in communications to shareholders and filings with the FDA, SEC, and other governmental authorities. Licensee will obtain University's approval of any description beyond the statements permitted in the preceding sentence; but once any additional description is approved by University, it may be used for other purposes without further review and approval.

9.  University Use

         9.1 It is expressly agreed that, notwithstanding any provisions herein, University is free to use University Technology, Patent Rights and Licensed Products for its own research, public service, teaching and educational purposes without payment of royalties. Furthermore, University shall be free to publish University Technology, as it sees fit; however, during the term of the Sponsored Research Agreement between the parties, all publications of University Technology shall be subject to Article 6 of that agreement.

10.  Patents and Infringements

         10.1 University shall, at Licensee's expense, diligently prosecute and maintain the United States patents comprising Patent Rights using mutually agreed upon patent counsel. The parties shall cooperate in the filing and prosecution of the Patent Rights. University shall provide Licensee (either directly or through patent counsel) with copies of all relevant documentation so that Licensee may be informed and apprised of the continuing prosecution and shall have an opportunity to review and comment on filings in advance. Licensee will keep this documentation confidential in accordance with paragraph 2.4 hereof. University shall give due consideration to comments of Licensee related to patent prosecution, including suggestions for amending any patent application to include claims reasonably requested by Licensee to protect the Licensed Products. University agrees, subject to Section 6 "Publication" of the Sponsored Research Agreement, to treat all such documentation as confidential.

         10.2 As regards filing of foreign patent applications corresponding to the U.S. applications described in paragraph 10.1 above, Licensee shall designate that country or those countries, if any, in which Licensee desires such corresponding patent application(s) to be filed. Licensee shall pay all costs and legal fees associated with the preparation and filing of such designated foreign patent applications and such applications shall be in the University's name. University may elect to file corresponding patent applications in countries other than those designated by Licensee, but in that event University shall be responsible for all costs associated with such non-designated filings. In such event, Licensee shall forfeit its rights under this license in the country(ies) where University exercises its option to file such corresponding patent applications, except that if Licensee is underwriting the prosecution and maintenance of the Patent Rights in all major markets (defined as the United States, Canada, Japan, the United Kingdom, France, Germany, Spain and Italy), University may not license the Patent Rights prosecuted or maintained by University to third parties. Licensee acknowledges that the US Government may exercise its right to patent and subsequently out-license the Bioreactor Inventions Patent Rights in countries which are not designated by Licensee.

         10.3 If the production, sale or use of Licensed Products under this Agreement by Licensee results in any claim for patent infringement against Licensee, Licensee shall promptly notify the University thereof in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this Agreement, Licensee shall have the first and primary right and responsibility at its own expense to defend and control the defense of any such claim against Licensee, by counsel of its own choice. It is understood that any settlement of such actions that would affect University's financial rights or would restrict its use of the Inventions, University Technology, or Patent Rights must be approved by University. Such approval shall not be unreasonably withheld. University agrees to cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in defending any such action. Licensee shall reimburse University for any out of pocket expenses incurred in providing such assistance.

         10.4 In the event that any Patent Rights licensed to Licensee are infringed by a third party, Licensee shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement.

         10.5 Notwithstanding the foregoing, and in University's sole discretion, University shall be entitled to participate through counsel of its own choosing in any legal action involving the Inventions. Nothing in the foregoing sections shall be construed in any way which would limit the authority of the Attorney General of North Carolina.

         10.6 University shall cooperate with Licensee in applying for an extension of the term of any patent included within Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 in the United States or any other law or regulation in other countries in the Territory. Licensee shall prepare all such documents, and University agrees to execute such documents and to take such additional action as Licensee may reasonably request in connection therewith.

11.  Waiver

         11.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

12.  License Restrictions

         12.1 It is agreed that the rights and privileges granted to Licensee are each and all expressly conditioned upon the faithful performance on the part of the Licensee of every requirement herein contained, and that each of such conditions and requirements may be and the same are specific license restrictions.

13.  Assignments

         13.1 This Agreement is binding upon and shall inure to the benefit of the University, its successors and assigns. However, this Agreement shall be personal to Licensee and it is not assignable by Licensee to any other entity without the written consent of University, which consent shall not be withheld unreasonably; provided, however, that Licensee, without University's consent, may assign this Agreement to an entity in which at least a majority of the voting securities are owned, directly or indirectly, by Licensee at the time of such assignment, or in the event of Licensee's merger or consolidation with another company.

14.  Indemnity

         14.1 Licensee shall indemnify, hold harmless and defend (with counsel reasonably acceptable to University) University, its trustees, officers, employees, students, agents and the Inventors (a "University Party") against any and all losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys' fees) incurred by a University Party resulting from a claim, suit or action asserted by a third party arising out of the use, development, manufacture, promotion, sale or disposition of a Licensed Product or any other activity related to the practice of the Patent Rights and University Technology. This indemnification shall include, but is not limited to, any claims asserted by third parties alleging liability for personal injury arising out of use of a Licensed Product. Licensee shall not be obligated under this paragraph 14.1 for any loss or liabilities incurred by a University Party resulting from such party's gross negligence or willful misconduct.

         14.2 University shall indemnify, hold harmless and defend (with counsel reasonably acceptable to Licensee) Licensee, its officers, directors, employees, and agents (each, a "Licensee Party") against any and all losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys' fees) incurred by a Licensee Party resulting from a claim, suit or action asserted by a third party arising out of any University Party's gross negligence or willful misconduct. Licensee acknowledges that University's indemnification obligation is limited to the extent required by the North Carolina Tort Claims Act.

         14.3 As a condition of either party's indemnification obligation, the party seeking indemnification must promptly notify the indemnifying party in writing of the existence of the claim or action giving rise to the indemnification obligation under this Agreement.

15.  Insurance

         15.1 Licensee is required to maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage in commercially reasonable amounts to protect against liability under paragraph 14, above. The University shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

16.  Independent Contractor Status.

         16.1  Neither party hereto is an agent of the other for any purpose.

17.  Late Payments

         17.1 In the event royalty payments or fees are not received by University when due, Licensee shall pay to University interest at the annual rate of interest equal to the prime rate on the first business day of each month plus 2% on the total unpaid royalties or fees due.

18.  Warranties

         18.1 University represents that it is an owner of the Inventions and to the extent of its interest in Inventions has the full right and power to grant the licenses set forth in this Agreement. Other than the United States Government, University is not aware of any third party claiming rights to the Inventions arising through University. University makes no warranties that any patent will issue on University Technology or Inventions. University further makes no warranties, express or implied as to any matter whatsoever, including, without limitation, the condition of any invention(s) or product(s), that are the subject of this Agreement; or the merchantability or fitness for a particular purpose of any such invention or product. University shall not be liable for any direct, consequential, or other damages suffered by Licensee or any others resulting from the use of the Inventions or Licensed Products.

19.  Accounting and Records

         19.1 Licensee will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to University under this Agreement. Such books and records will be kept at Licensee's principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and will be open at all reasonable times for inspection by a representative of University for the purpose of verifying Licensee's royalty statements, or Licensee's compliance in other respects with this Agreement. The representative will be obliged to treat as confidential all relevant matters.

         19.2  Such inspections shall be at the expense of University, unless an
underpayment exceeding U.S. $[      *      ], or the equivalent, is discovered
in the course of any such inspection, whereupon all costs relating thereto shall be paid by Licensee.

         19.3 Licensee will promptly pay to University the full amount of any underpayment, together with interest thereon at the maximum rate of interest allowed by law.

20.  Compliance with Laws

         20.1 In exercising its rights under this license, Licensee shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license. Licensee further agrees to indemnify and hold University harmless from and against any costs, expenses, attorney's fees, citation, fine, penalty and liability of every kind and nature which might be imposed by reason of any asserted or established violation of any such laws, order, rules and/or regulations.

21.  U.S. Manufacture

         21.1 It is agreed that any Licensed Products sold in the United States shall be substantially manufactured in the United States.



      [ * ] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

22.  Notices

         22.1 Any notice required or permitted to be given to the parties hereto shall be deemed to have been properly given if delivered in person, mailed by first-class certified mail or reputable overnight courier (with proof of delivery), to the other party at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

                  UNIVERSITY                                LICENSEE
Francis J. Meyer, Ph.D.                            Renaissance Cell Technologies
Associate Vice Provost                             P.O. Box 14287
Office of Technology Development                   RTP, NC 27709
CB #4105, 308 Bynum Hall                           Attn: W. Bennett Love
UNC-CH
Chapel Hill, NC  27599-4105

23.  Governing Laws

         23.1 This Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina.

24.  Complete Agreement

         24.1 It is understood and agreed between University and Licensee that this license constitutes the entire Agreement, both written and oral, between the parties, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect.

25.  Severability

         25.1 In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

26.  Survival of Terms

         26.1 The provisions of Articles 7, 8, 9, 10, 14, 15, 18, 19, 20, 22,
23, and 24 shall survive the expiration or termination of this Agreement.

     IN WITNESS WHEREOF, both University and Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, the day and year first above written. Inventors have likewise indicated their acceptance of the terms hereof by signing below.

THE UNIVERSITY OF NORTH CAROLINA                 RENAISSANCE CELL
AT CHAPEL HILL                                   TECHNOLOGIES, INC.



By:  /s/ Francis J. Meyer                        By:  /s/ W. Bennett Love
     ------------------------------                   --------------------------

   Francis J. Meyer, Ph.D.                       Name:  W. Bennett Love
   Associate Vice Provost,                             ------------------
   Technology Development                        Title:  Vice President


Date:  August 23, 1999                           Date:  August 23, 1999
       ---------------------                            ------------------------


INVENTORS:


/s/ Dr. . Lola M. Reid
--------------------------------
Dr. Lola M. Reid

August 19, 1999
--------------------------------
Date


/s/ Dr. Jeffrey M. Macdonald
--------------------------------
Dr. Jeffrey M. Macdonald


August 19, 1999
--------------------------------
Date


/s/ Dr. Hiroshi Kubota
--------------------------------
Dr. Hiroshi Kubota

August 19, 1999
--------------------------------
Date